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                                                                    EXHIBIT 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 10, 2002

Ladies and Gentlemen:

We have read paragraphs one through four of Item 4 included in the Form 8-K dated May 10, 2002 of Wright Medical Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP



By    /s/ Timothy R. Cantrell
      -----------------------
       Timothy R. Cantrell

bch

Copy to:
Mr. John K. Bakewell
Executive Vice President and Chief Financial Officer
Wright Medical Group, Inc.